Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

             This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 27th day of July, 2001 by and between INTRABIOTICS PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and DIVERSA CORPORATION, a Delaware corporation (the “Holder”).

RECITALS

             WHEREAS,  pursuant to that certain Release Agreement by and between the Company and Holder, dated as of July 27, 2001 (the “Release Agreement”), the Company has issued a warrant (the “Warrant”), to purchase up to 700,000 shares of common stock of the Company (the “Warrant Shares”) to Holder; and

             WHEREAS, in connection with the Release Agreement and issuance of the Warrant, the Company has agreed to extend to Holder certain registration rights for such Warrant Shares.

AGREEMENT

             NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions set forth herein, the parties to this Agreement agree as follows:

1.          DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

             1.1        “Act” shall mean the Securities Act of 1933, as amended.

             1.2        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

             1.3        “Holder” shall mean the holder of Registrable Securities.

             1.4        “Investors Rights Agreement” shall mean that certain Amended and Restated Investors Rights Agreement by and between the Company and the investors named therein, dated as of October 15, 1999, as the same may from time to time be amended, modified, supplemented or restated.

             1.5        “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

             1.6        “Registrable Securities” shall mean the Warrant Shares issuable or issued to the Holder upon exercise of the Warrant.

             1.7        “Rule 144” shall mean Rule 144 under the Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC (excluding Rule 144A).

             1.8        “SEC” shall mean the Securities and Exchange Commission.
2.          REGISTRATION RIGHTS.

             2.1        Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holder) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give Holder written notice of such registration.  Upon the written request of Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.6, the Company shall, subject to the provisions of Section 2.5, cause to be registered under the Act all of the Registrable Securities that Holder has requested to be registered.

             2.2        Obligations of the Company.  Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                           (a)         Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120–day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of common stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S–3 which are intended to be offered on a continuous or delayed basis, such 120–day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material of fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

                           (b)         Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                           (c)         Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

                           (d)         Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

                           (e)         In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  If Holder participates in such underwriting, it shall also enter into and perform its obligations under such an agreement.
                           (f)         Notify Holder at any time when a prospectus relating to the registration statement is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                           (g)        Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                           (h)        Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           (i)         Furnish, at the request of Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder.

             2.3        Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities that Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Holder’s Registrable Securities.

             2.4        Expenses of Company Registration.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of the Registrable Securities with respect to the registration pursuant to Section 2.1 for Holder (which right may be assigned as provided in Section 2.10), including (without limitation) all registration, filing and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling stockholders included in such registration selected by them, but excluding underwriting discounts and commissions relating to the Registrable Securities.
             2.5        Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.1 to include any of the Holder’s securities in such underwriting unless Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro-rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of all selling stockholders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 of the Investors Rights Agreement be excluded from such offering.  For purposes of the preceding subsections concerning apportionment, for any selling stockholder which is a holder of registrable securities under this Agreement or the Investors Rights Agreement and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder,” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

             2.6        Delay of Registration.  Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
             2.7        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

                           (a)         To the extent permitted by law, the Company will indemnify and hold harmless Holder, any underwriter (as defined in the Act) for Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, or the Exchange Act or any state securities law; and the Company will pay to such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                           (b)         To the extent permitted by law, Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Holder expressly for use in connection with such registration; and such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.7(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 2.7(b) exceed the gross proceeds from the offering received by the Holder.

                           (c)         Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

                           (d)         If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
                           (e)         Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f)         The obligations of the Company and Holder under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

             2.8        Reports under Securities Exchange Act of 1934.  With a view to making available to the Holder the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                           (a)         make and keep public information available, as those terms are understood and defined in SEC Rule 144;

                           (b)         take such action, including the voluntary registration of its common stock under Section 12 of the Exchange Act, as is necessary to enable the Holder to utilize Form S–3 for the sale of its Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                           (c)         file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

                           (d)         furnish to Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S–3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
             2.9        Form S-3 Registration.  In case the Company shall receive from Holder a written request that the Company effect a registration on Form S–3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by Holder, the Company will:

                           (a)         as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Holder’s Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.9:  (1) if Form S–3 is not available for such offering by Holder; (2) if Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, proposes to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S–3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S–3 registration statement for a period of not more than sixty (60) days after receipt of the request of Holder under this Section 2.9; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (4) if the Company has already effected three registrations on Form S–3 for the Holder pursuant to this Section 2 or holders of registrable securities pursuant to Section 1.12 of the Investors Rights Agreement; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                           (b)         Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities as soon as practicable after receipt of the request of Holder.  All expenses incurred in connection with a registration requested pursuant to this Section 2.9, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one counsel for the selling stockholders participating in such registration and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company.  Registrations effected pursuant to this Section 2.9 shall not be counted as registrations effected pursuant to Section 2.1.

                           (c)         Following the effectiveness of a registration statement filed pursuant to this section 2.9, the Company may, at any time, suspend the effectiveness of such registration statement for up to 60 days, as appropriate (a “Suspension Period”), by giving notice to Holder, if the Company shall have determined that the Company may be required to disclose any material corporate development which disclosure may have a material adverse effect on the Company.  Notwithstanding the foregoing, no more than one Suspension Period may occur in any 12–month period.  The period of any such suspension of the registration statement shall be added to the period of time the Company agrees to keep the registration statement effective as provided in Section 2.2.  Company shall use its reasonable efforts to limit the duration and number of any Suspension Periods.  Holder agrees that, upon receipt of any notice from the Company of a Suspension Period, such Holder shall forthwith discontinue disposition of shares covered by such registration statement or prospectus until such Holder (i) is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) has received copies of a supplemental or amended prospectus, if applicable, and (iii) has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.
             2.10     Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by Holder to a transferee or assignee of all of the Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of Holder which are wholly-owned subsidiaries or affiliates of Holder shall be aggregated together and with Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

             2.11     Termination or Suspension of Registration Rights.

                           (a)         Holder shall not be entitled to exercise any right provided for in this Agreement after July 27, 2005.

                           (b)         In addition, the right of Holder to request registration or inclusion in any registration pursuant to this Agreement shall be suspended during any period of time when all shares of Registrable Securities held or entitled to be held upon conversion by Holder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this Section 2.11(b) shall not apply to Holder if Holder owns more than one percent (1%) of the Company’s outstanding stock until such time as Holder owns less than one percent (1%) of the outstanding stock of the Company.

3.          MISCELLANEOUS.

             3.1        Governing Law.  The Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

             3.2        Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

             3.3        Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes any prior agreements by the Company for the benefit of any party hereto regarding the registration of securities.  No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.
             3.4        Severability.  In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

             3.5        Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon Holder, any future holder of Registrable Securities and the Company.

             3.6        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address or facsimile number set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto:

             if to the Company:
                                                     IntraBiotics Pharmaceuticals, Inc.
                                                     1245 Terra Bella Avenue
                                                     Mountain View, CA  94043
                                                     Attention:  Kenneth Kelley, President
                                                     Telephone:  (650) 526-6800
                                                     Facsimile:  (650) 969-0663

             if to the Holder:
                                                     Diversa Corporation
                                                     4955 Directors Place
                                                     San Diego, CA  92121
                                                     Attention: Karin Eastham, Senior Vice President,
                                                        Finance and Chief Financial Officer
                                                     Telephone:  (858) 526-5000
                                                     Facsimile:  (858) 526-5050

             3.7        Attorneys’ Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

             3.8        Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

3.9        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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                           IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreementas of the date set forth in the first paragraph hereof.

COMPANY:		HOLDER:

INTRABIOTICS PHARMACEUTICALS, INC.		DIVERSA CORPORATION

By:	/s/ Kenneth J. Kelley	By:	/s/ Karin Eastham

	Kenneth J. Kelley		Karin Eastham
	President and Chief Executive Officer		Senior Vice President, Finance and Chief Financial Officer

Document Number:  386440